EXHIBIT 99(n)(6)

FPA PARAMOUNT FUND, INC.

CODE OF ETHICS

Pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, FPA Paramount Fund, Inc. adopts the following Code of Ethics for its officers, directors and advisory employees. This Code of Ethics is designed to prevent designated persons with access to information relating to Fund portfolio transactions from engaging in inappropriate personal securities transactions and to require reports from such persons of certain purchases and sales of securities.

A.                                    Definitions

1.                                      Access Person. The term “access person” means any director (other than disinterested directors), officer or advisory employee (as hereinafter defined) of FPA Paramount Fund, Inc. (the “Fund”).

2.                                      Advisory Employee. The term “advisory employee” means any employee of the Fund who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. In the event that any individual or company should be in a control relationship to the Fund, the term “advisory employee” would include such an individual or any employee of such a company to the same extent as an employee of the Fund.

3.                                      Beneficial Account. The term “beneficial account” includes all accounts in the name of or for the benefit of an officer or advisory employee, his/her spouse, dependent children or any person living with him/her or to whom he/she contributes economic support, as well as any other account with respect to which an officer or advisory employee exercises investment discretion or provides investment advice.

4.                                      Beneficial Ownership. “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether an employee is subject to the provisions of Section 16 of the Securities  Exchange Act of 1934 and the rules and regulations thereunder. “Beneficial ownership” includes accounts of a spouse, minor children and relatives resident in an access person’s home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term “beneficial ownership” is available upon request, and should be studied carefully by any access person concerned with this definition before preparing any report required hereunder.

5.                                      Considered for Purchase or Sale. A security is “being considered for purchase or sale” when a recommendation to purchase or sell such security has been made and communicated by any advisory employee of the Fund or by any employee of the Investment Adviser in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

6.                                      Control. The term “control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

7.                                      Disinterested Director. The term “disinterested director” shall mean a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

8.                                      Security. The term “security” shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued by the Government of the United States, money market funds, bankers’ acceptances, bank certificates of deposit, commercial paper or shares of registered open-end investment companies, other than shares of this Fund, FPA Capital Fund, Inc., FPA New Income, Inc., FPA Perennial Fund, Inc. and FPA Funds Trust’s FPA Crescent Fund. Any prohibition or reporting obligation relating to a security shall apply equally to any option, warrant or right to purchase or sell such security and to any security convertible into or exchangeable for such security.

B.                                    Standards of Conduct

No access person or disinterested director in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund shall:

1.                                      Employ any device, scheme or artifice to defraud the Fund;

2.                                      Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.                                      Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

4.                                      Engage in any manipulative practice with respect to the Fund.

C.                                    Prohibited Purchases and Sales

No access person or disinterested director shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being purchased or sold by the Fund or is being considered for purchase or sale. This prohibition shall continue until the time that the Fund completes the purchase or sale or determines not to make the purchase or sale.

D.                                    Specific Rules

The following rules apply to officers and advisory employees:

1.                                      No officer or advisory employee shall purchase a security in a “private placement” or unregistered offering without obtaining prior written approval from the Treasurer of the Fund or from such person or persons as he may designate to act on his behalf.

2.                                      No officer or advisory employee shall purchase or sell securities for the Fund while in possession of, or on the basis of, material nonpublic information.

3.                                      All officers, advisory employees and beneficial accounts shall refrain from short-term trading, which includes the purchase and sale, or sale and purchase, of a security held by the Fund within any 60-day period, otherwise the officer, advisory employee or beneficial account forfeits any profit realized on such sale to a charitable organization (qualified under Section 501(c)(3) of the Internal Revenue Code) of his/her choice. Nevertheless, in order to avoid inequitable application of this rule, an officer, advisory employee or beneficial account may sell a security within 60 days after purchase, provided, that the sale is precleared with the Treasurer.

4.                                      No officer, advisory employee or beneficial account shall purchase a security in an initial public offering.

5.                                      No officer or advisory employee shall purchase or sell for his account or for any beneficial account any security which to his knowledge has been purchased or sold for the Fund during seven calendar days prior to his purchase or sale, or which is being considered for purchase or sale for the Fund. No officer or advisory employee shall purchase or sell for his account or for any beneficial account any security that is subsequently, within seven calendar days, purchased or sold by the Fund.

6.                                      The prohibitions of Paragraph 5 of Section D shall not apply to (i) sales by an officer or advisory person of a security eliminated from the Fund’s portfolio, provided that the officer or advisory person sells no sooner than the first trading day subsequent to its elimination and the Fund no longer has any direct or indirect interest in the security sold; to (ii) purchases or sales by an officer or advisory person which receive the prior approval of at least two members of the Investment Policy Review Committee of the Board of Directors of the Fund because the transaction appears to present no reasonable likelihood of harm to the Fund; or to (iii) purchases or sales by an officer or advisory person (within 7 calendar days prior to a purchase or sale by the Fund) if the transaction by the Fund receives the prior approval of at least two members of the Investment Policy Review Committee of the Board of Directors of the Fund because the transaction appears to present no reasonable likelihood of harm to the Fund and because, to the knowledge of the officer or advisory person at the time the transaction was effected, the security was not being considered for purchase or sale by the Fund.

E.                                      Prior Clearance of Transactions

No officer or advisory employee of the Fund shall effect a purchase or sale, directly or indirectly, of any security in which he has, or by reason of such transaction acquires, any direct or beneficial ownership, without obtaining prior verbal approval from the Trading Department, which will consult with the appropriate investment officer. Written documentation should be submitted within ten (10) days of trade date with the approvals of both the Trading Department and the appropriate investment officer. Any director of the Fund may at his option request such prior approval for any proposed purchase or sale. For purposes of this section, securities issued by the Government of the United States and shares of registered open-end investment companies are excluded.

F.                                      Exempt Purchases and Sales

The prohibition of Sections C, D and E shall not apply to:

1.                                      Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

2.                                      Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

3.                                      Purchases or sales which are non-volitional on the part of either the access person or the Fund.

4.                                      Purchases which are part of an automatic dividend reinvestment plan.

5.                                      Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.                                      Purchases or sales which receive the prior approval of at least 2 members of the Investment Policy Review Committee of the Fund on the basis that (a) the transaction is not potentially harmful to the Fund because it would be very unlikely to affect a highly institutional market and (b) the decision to purchase or sell the security is not the result of information obtained in the course of the access person’s relationship with the Fund or the Adviser.

G.                                    Reporting

1.                                      Access Persons (other than disinterested directors). Every access person (except disinterested directors of the Fund) shall report quarterly to the Treasurer of the Fund the information described in Section G(3) below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that no access person shall be required to make a report with respect to purchases and sales specified in Section F(1).

2.                                      Disinterested Directors. A disinterested director of the Fund shall report such a transaction in a security if such director, at the time of the transaction, knew or, in the ordinary course of fulfilling his official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the director, such security is or was purchased or sold by the Fund or is or was considered for purchase or sale. A disinterested director of the Fund shall also report a transaction in shares of this Fund, FPA Capital Fund, Inc., FPA New Income, Inc., FPA Perennial Fund, Inc. and FPA Funds Trust’s FPA Crescent Fund.

3.                                      Form of Quarterly Report. Every quarterly report shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a)                                  The date of the transaction, the title, interest rate and maturity date (where applicable), the number of shares or the principal amount of the security involved;

(b)                                  the nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

(c)                                  the price at which the transaction was effected;

(d)                                  the name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)                                  the date the report is submitted.

In addition, with respect to any account established by the reporting person in which any securities were held during the quarter for the direct or indirect benefit of the reporting person, the report must specify (1) the name of the broker, dealer or bank with whom the reporting person established the account; (2) the date the account was established; and (3) the date the report is submitted.

4.                                      Initial Holding Report. Every access person (except disinterested directors of the Fund) is required to submit and initial holdings report listing all securities in which the person has a beneficial interest within ten days of becoming an access person.

5.                                      Annual Holding Report. Every access person (except disinterested directors of the Fund) is required to file an annual holdings report which provides a listing of all securities in which the person has a beneficial interest as of June 30 of the preceding year.

6.                                      Form of Initial Holding Report and Annual Holding Report. Every initial holding report shall be made no later than ten (10) days after the person becomes an access person and every annual holdings report shall be made not later than July 30 of each year. These reports shall contain the following information:

(a)                                  The title, number of shares or principal amount of each security in which the access person had any direct or indirect beneficial ownership;

(b)                                  The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

(c)                                  The date that the report is submitted.

7.                                      Disclaimer of Beneficial Ownership. Any report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

8.                                      Notification of Reporting Obligation. These reports are designed to comply with the requirements of the Securities and Exchange Commission under the Investment Company Act of 1940. All access persons having a duty to file reports hereunder shall be informed of such duty by the Secretary of the Fund. Once informed of a duty to file quarterly and annual reports, an access person has a continuing obligation to file such reports, in a timely manner, until such time as notified otherwise by the Treasurer. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which the report is made.

9.                                      Reports to Investment Policy Review Committee. The Treasurer of the Fund shall furnish quarterly to the Investment Policy Review Committee of the Board of Directors of the Fund a report regarding the administration hereof and summarizing any reports filed hereunder. The report shall identify any transactions by an access person in a security owned by the Fund at the time of the transaction or purchased or sold by the Fund within 30 days prior to or after the transaction. The Investment Policy Review Committee shall inquire into any apparent violations of this Code of Ethics.

H.                                    Reports to Board of Directors and Sanctions

If the Investment Policy Review Committee determines that any changes to this Code of Ethics are advisable, it shall make an appropriate recommendation to the Board of Directors. The  Investment Policy Review Committee also shall report any apparent material violations of this Code of Ethics to the Board of Directors. Upon finding of a violation of this Code of Ethics, the Board of Directors may impose such sanctions as it deems appropriate, which may include censure, suspension or termination of status of the violator.